As filed with the Securities and Exchange Commission on November 13, 2009

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0662382
(State of Incorporation)	(IRS Employer Identification No.)

909 Fannin, Suite 1850 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

GeoMet, Inc. 2005 Stock Option Plan

GeoMet, Inc. 2006 Long-Term Incentive Plan

Stock Acquisition and Stockholders’ Agreement

(Full title of each Plan)

William C. Rankin

Chief Financial Officer

909 Fannin, Suite 1850

Houston, Texas 77010

(713) 659-3855

(Name, address and telephone number of agent for service)

Copy to:

Dallas Parker

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.001 per share	2,000,000 shares	$1.99	$3,980,000	$222

(1)	Registrant is registering 2,000,000 additional shares under the GeoMet, Inc. 2006 Long-Term Incentive Plan pursuant to this Registration Statement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the plans as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of Registrant reported on the NASDAQ Global Select Market for November 12, 2009.

EXPLANATORY NOTE

GeoMet, Inc., a Delaware corporation (the “Company”), is filing this Registration Statement for the purpose of registering 2,000,000 additional shares of our common stock for issuance under the terms of the GeoMet, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). The contents of Registration Statement No. 333-136924 relating to the 2006 Plan, the GeoMet, Inc. 2005 Stock Option Plan and the Stock Acquisition and Stockholders’ Agreement filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 25, 2006, including all exhibits thereto, are incorporated herein by reference pursuant to General Instruction E to Form S-8, except as revised in Part II of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed) until all of our common stock covered by this Registration Statement is issued or a post-effective amendment to this Registration Statement is filed that deregisters all of such common stock then remaining unsold:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed on January 7, 2009, March 25, 2009, and May 13, 2009; and

•	the description of our common stock in our Registrant Statement on Form 8-A, filed on July 28, 2006, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

GeoMet, Inc.

909 Fannin St., Suite 1850

Houston, Texas 77010

(713) 659-3855

Attention: Corporate Secretary

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the Delaware General Corporate Law (“DGCL”) for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our charter, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our charter also contains indemnification rights for our directors and our officers. Specifically, the charter provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We have entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The registration rights agreement and purchase agreement we entered into in connection with our earlier financings provide for the indemnification by the investors in those financings of our officers and directors for certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(iii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of November 2009.

GEOMET, INC.

By:	/S/ J. DARBY SERÉ
J. Darby Seré, Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints J. Darby Seré and William C. Rankin with full power of substitution, their true and lawful attorney-in-fact and agent to do any and all acts and things in the undersigned’s name and on the undersigned’s behalf in the undersigned’s capacity as an officer or director of GeoMet, Inc., in connection with, and only in connection with, the filing of this Registration Statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned’s name which such person may deem necessary or advisable to enable GeoMet, Inc. to comply with the Securities Act of 1933, as amended and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature / Title

November 13, 2009	By:	/S/ J. DARBY SERÉ
J. Darby Seré Chairman of the Board, President and Chief Executive Officer

November 13, 2009	By:	/S/ WILLIAM C. RANKIN
William C. Rankin Executive Vice President and Chief Financial Officer

November 13, 2009	By:	/S/ TONY OVIEDO
Tony Oviedo Vice President, Chief Accounting Officer and Controller

November 13, 2009	By:	/S/ J. HORD ARMSTRONG, III
J. Hord Armstrong, III Director

November 13, 2009	By:	/S/ JAMES C. CRAIN
James C. Crain Director

November 13, 2009	By:	/S/ STANLEY L. GRAVES
Stanley L. Graves Director

November 13, 2009	By:	/S/ CHARLES D. HAYNES
Charles D. Haynes Director

November 13, 2009	By:	/S/ W. HOWARD KEENAN, JR.
W. Howard Keenan, Jr. Director

November 13, 2009	By:	/S/ PHILIP G. MALONE
Philip G. Malone Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	GeoMet, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1/A filed on April 14, 2006 (Registration Statement No. 333-131716)).

4.2	GeoMet, Inc. 2006 Long-Term Incentive Plan (Amended and Restated Effective March 12, 2009) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 13, 2009).

4.3	Stock Acquisition and Stockholders Agreement dated December 7, 2000 by and among GeoMet Resources, Inc., Yorktown Energy Partners IV, L.P., J. Darby Seré, and William C. Rankin (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-8 (Registration Statement No. 333-136924 filed on August 28, 2006).

5.1*	Opinion of Thompson & Knight LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of DeGolyer and MacNaughton.

23.3	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

*Filed herewith